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Form of agreement subject to completion

                                 E*TRADE FUNDS

                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                 ON BEHALF OF

                           E*TRADE DELPHI VALUE FUND
                                   ("Fund")

   WHEREAS, E*TRADE Funds, a Delaware statutory trust ("Trust"), is an open-end management investment company and is registered as such under the Investment Company Act of 1940 ("1940 Act");

   WHEREAS, the Trust is authorized to issue shares of beneficial interest with a par value per share of $.01;

   WHEREAS, E*TRADE Securities, LLC (the "Distributor") serves as the principal underwriter and distributor of the shares of the Fund pursuant to a written underwriting agreement ("Underwriting Agreement") dated [ ], 2006, which Underwriting Agreement has been duly approved by the Board, in accordance with the requirements of the 1940 Act;

   WHEREAS, the Board of Trustees as a whole, including a majority of the Trustees who are not "interested persons" (as defined by the 1940 Act) and who have no direct or indirect financial interest in the operation of the Rule 12b-1 plan provided for herein ("Rule 12b-1 Plan") or any agreements related to the Rule 12b-1 Plan, have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination of whether the Rule 12b-1 Plan should be implemented, in the exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Rule 12b-1 Plan will benefit the Fund and the shareholders, and have accordingly approved the Rule 12b-1 Plan by votes cast in person at a meeting called for the purpose of voting on the Rule 12b-1 Plan.

   NOW, THEREFORE, in consideration of the foregoing, the Trust on behalf of the Fund hereby adopts the Rule 12b-1 Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

   1. The Trust will pay to the Distributor, as principal distributor of the shares, a distribution and service fee at the rate of 0.25% per year of the average daily net assets of the Fund. The fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine. The Fund's obligation hereunder shall be limited to the assets of the Fund and shall not constitute an obligation of the Fund except out of such assets and shall not constitute an obligation of any shareholder of the Fund.

   2. The amount set forth in paragraph 1 of the Rule 12b-1 Plan shall be paid for the Distributor's services and expenses as the principal distributor of the Fund's shares and shall be

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Form of agreement subject to completion

used by the Distributor to furnish, or cause or encourage others to furnish, services and incentives in connection with the promotion, offering and sale of the Fund's shares, and where suitable and appropriate, the retention of the Fund's shares by the Fund's shareholders, and in connection therewith may be spent by the Distributor, in its discretion, on, among other things, compensation to and expenses (including overhead and telephone expenses) of account executives or other employees of the Distributor or of other broker-dealers who engage in or support the distribution of the Fund's shares and allowances to other broker-dealers.

   3. The Fund is hereby authorized and directed to enter into appropriate written agreements with the Distributor and each other person to whom the Fund intends to make any payment, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a payment. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom payment is to be made does not have the purpose set forth in Paragraph 2 above (such as the allowances to other broker-dealers) unless the Board determines that such an agreement or arrangement should be treated as a "related" agreement for purposes of Rule 12b-1 under the 1940 Act.

   4. The Rule 12b-1 Plan shall not take effect until it has been approved by
(i) a vote of at least "a majority vote of the outstanding voting securities" (as defined in the 1940 Act) of the Fund, and (ii) a majority vote of both the Board and a majority of the Trustees of the Trust who are not "interested persons" of the Fund, by vote cast in person at a meeting called for the purpose of voting on the Rule 12b-1 Plan.

   5. The Rule 12b-1 Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually by a majority of the Board and by a majority of the Trustees of the Trust who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or any such agreement, by vote cast in person at a meeting called for the purpose of voting on the Rule 12b-1 Plan.

   6. In each year that the Rule 12b-1 Plan remains in effect, the officers, investment adviser or Distributor of the Fund, as appropriate, shall prepare and furnish to the Board, and the Board shall review, at least quarterly, a written report, complying with the requirements of Rule 12b-1 under the 1940 Act, of the amounts expended under the Rule 12b-1 Plan and the purposes for which such payments were made.

   7. The Rule 12b-1 Plan may be terminated at any time (i) by resolution of the Trustees, or (ii) by a "vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund, or (iii) by written consent of a majority vote of the Trustees who are not "interested persons" of the Fund, by vote cast in person at a meeting called for the purposes of voting on such termination.

   8. This Rule 12b-1 Plan may not be amended to increase materially the amount of

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Form of agreement subject to completion

distribution expenses provided for in Paragraph 1 above unless such amendment is approved by the shareholders in the manner provided in Paragraph 4(i) above, and no material amendment to the Rule 12b-1 Plan shall be made unless approved by both the Board and a majority of the Trustees who are not "interested persons" of the Fund in the manner provided in Paragraph 4(ii) above.

   9. To the extent any activity is covered by Paragraph 2 and is also an activity which the Trust may pay for on behalf of the Fund without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the 1940 Act, the Rule 12b-1 Plan shall not be construed to prevent or restrict the Trust from paying such amounts outside of the Rule 12b-1 Plan and without limitation hereby and without such payments being included in calculation of payments subject to the limitation set forth in Paragraph 1.

   10. The Fund shall preserve copies of the Rule 12b-1 Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof, for a period of not less than six years from the date of the Rule 12b-1 Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

Adopted by Board on September 7, 2006